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                                                                Exhibit 99.1

[Cenveo logo]

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FOR IMMEDIATE RELEASE                              INVESTORS:
                                                   Michel P. Salbaing
                                                   Acting CEO, Senior Vice
                                                   President & CFO
                                                   Cenveo, Inc.
                                                   303-790-8023
                                                   michel.salbaing@cenveo.com

                                                   MEDIA:
                                                   Kathy Hedin
                                                   Director of Communications
                                                   Cenveo, Inc.
                                                   303-566-7494
                                                   Abernathy MacGregor
                                                   Rhonda Barnat/Mike Pascale
                                                   212-371-5999


                   CENVEO ANNOUNCES EFFICIENCY INITIATIVES

         MEASURES EXPECTED TO RESULT IN $20 MILLION IN COST SAVINGS

      COMPANY REPORTS PROGRESS IN EVALUATION OF STRATEGIC ALTERNATIVES

ENGLEWOOD, Co., June 01, 2005 - Cenveo(TM) Inc. (NYSE: CVO) today announced that it has initiated a comprehensive program to streamline certain management functions, increase flexibility and efficiency, and reduce operating expenses. These initiatives will give more decision-making authority to local managers and help them better serve the needs of the company's customers and business partners. These initiatives are effective immediately. The Company said that in addition to changes in certain operating procedures, approximately 125 primarily management positions will be eliminated throughout the organization. The Company expects these initiatives to result in cost savings of $9 million in 2005 and annualized savings of $20 million.

Michel Salbaing, Acting CEO of Cenveo, said, "The initiatives we are implementing are expected to reduce total SG&A expense by approximately 7%, help us sharpen our focus on customers and improve our strategic, operating and financial performance. Our strategy of delivering a diverse portfolio of products and services to answer the needs of our customers continues to build traction as is evidenced by the growth in our strategic sales in the current year as compared to prior periods."

                                  - more -


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On April 18, 2005, Cenveo announced that it had, with the assistance of its financial and legal advisors, commenced an aggressive and thorough evaluation of strategic alternatives with the goal of maximizing shareholder value. The Company reported today that the review is continuing and that expressions of interest have already been received from a number of parties. The Board reiterated that the Company will consider all of its options, and there can be no assurance of any particular outcome from this review.

On May 6, 2005 two of the Company's directors and the Company's financial and legal advisors met with Mr. Robert Burton, three members of his family, Mr. Burton's legal counsel and a representative of Goodwood Capital. At the meeting Mr. Burton reiterated his view that the Company's Board should hire him as Chairman and CEO, place him and two of his designees on the Company's Board and reduce the number of directors to seven, but declined to make an acquisition proposal or proposal to make a direct investment in the Company.

The Company had previously invited Mr. Burton to participate in the Company's formal CEO selection process and, following the meeting, the Company also invited Mr. Burton to participate, on the same terms as other third parties, in the Company's strategic alternatives process. Mr. Burton declined to participate in the Board's defined processes. Mr. Burton, however, reiterated his demand that the Board appoint him Chairman and CEO without further exploring the Company's strategic alternatives.

Susan Rheney, Chairman of Cenveo, said, "We are pleased with the progress of our evaluation of strategic alternatives. The Board, with the assistance of our financial and legal advisors, will pursue these expressions of interest, along with the evaluation of other options. Cenveo's Board and management are absolutely committed to maximizing shareholder value and are taking all steps necessary to do so."

                                    * * *

About Cenveo, Inc.
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Cenveo, Inc. (NYSE: CVO), www.cenveo.com, is one of North America's leading providers of visual communications with one-stop services from design through fulfillment. The Company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The Company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In 2004 and 2005, Cenveo was voted among Fortune Magazine's Most Admired Companies in the printing and publishing category and has consistently earned one of the highest Corporate Governance Quotients by Institutional Shareholder Services. The Company is headquartered in Englewood, Colorado.

Cenveo and Vision Delivered are either trademarks or registered trademarks of Cenveo, Inc.

Forward-Looking Statements
--------------------------

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties,


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including without limitation: (1) general economic, business and labor conditions, (2) the ability to implement the Company's strategic initiatives, (3) the ability to regain profitability after substantial losses in 2002 and 2001 and in the first quarter of 2004, (4) the majority of Company's sales are not subject to long-term contracts, (5) the industry is extremely competitive due to over capacity, (6) the impact of the Internet and other electronic media on the demand for envelopes and printed material, (7) postage rates and other changes in the direct mail industry,
(8) environmental laws may affect the Company's business, (9) the ability to retain key management personnel, (10) compliance with recently enacted and proposed changes in laws and regulations affecting public companies could be burdensome and expensive, (11) the ability to successfully identify, manage and integrate possible future acquisitions, (12) dependence on suppliers and the costs of paper and other raw materials and the ability to pass paper price increases onto customers, (13) the ability to meet customer demand for additional value-added products and services, (14) changes in interest rates and currency exchange rates of the Canadian dollar, (15) the ability to manage operating expenses, (16) the risk that a decline in business volume or profitability could result in a further impairment of goodwill, and (17) the ability to timely or adequately respond to technological changes in the Company's industry.

Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Cenveo, Inc. Annual Report for the fiscal year ended December 31, 2004, and in the Company's other SEC filings. A copy of the annual report is available on the Company's Web site at http://www.cenveo.com.